UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 30, 2012

FEDERAL HOME LOAN BANK OF CHICAGO
(Exact name of registrant as specified in its charter)

Federally chartered corporation	000-51401	36-6001019
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(IRS Employer Identification No.)

200 East Randolph Drive Chicago, Illinois		60601
		(Zip Code)
(Address of principal executive offices)

Registrant's telephone number, including area code:
(312) 565-5700

Former name or former address, if changed since last report:
Not Applicable

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
On March 30, 2012, the Board of Directors (“Board”) of the Federal Home Loan Bank of Chicago (the “Bank”) appointed John K. Reinke to fill a vacant directorship on the Board, effective as of that date. Mr. Reinke will serve as a member director and will complete the existing term vacated by former Director Russell C. Weyers, which expires December 31, 2015. For more information on the required qualifications for member directors, see “Nomination of Member Directors” on page 95 in the Bank's 2011 Annual Report on Form 10-K (“2011 10-K”).
Mr. Reinke is President of The Stephenson National Bank & Trust in Marinette, Wisconsin. The Board has assigned Mr. Reinke to serve on the Board's Personnel & Compensation Committee and Operations & Technology Committee.

The Bank will compensate Mr. Reinke in accordance with the Bank's Board of Directors 2012 Compensation Policy, which was filed as Exhibit 10.17 to the Bank's 2011 10-K.

Mr. Reinke's appointment took place in accordance with the rules governing the election of Bank directors and appointment of director vacancies, as specified in the Federal Home Loan Bank Act of 1932, as amended (the “Bank Act”), and the related regulations of the Federal Housing Finance Agency (“FHFA”). Pursuant to the Bank Act and FHFA regulations, the Bank's member directors are required to be an officer or director of a member of the Bank. The Bank is a cooperative, and most of the Bank's business is conducted with its members. In the normal course of business, the Bank extends credit to members whose officers or directors may serve as directors of the Bank on market terms that are no more favorable to them than the terms of comparable transactions with other members. For further discussion, see “Related Persons and Related Transactions” on page 119 of the Bank's 2011 10-K.

Signatures
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Federal Home Loan Bank of Chicago

Date: April 3, 2012	By: /s/ Peter E. Gutzmer
Peter E. Gutzmer Executive Vice President, General Counsel and Corporate Secretary